UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

SCHEDULE 13G
(Rule 13d-102)

(Amendment No. 1)

RLJ ENTERTAINMENT, INC.
(Name of Issuer)

Common Stock
(Title of class of securities)

74965F104
(CUSIP NUMBER)

December 31, 2017
(Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 15 Pages

SCHEDULE 13G

CUSIP No. 74965F104
1.		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Special Opportunities Fund LP
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP Yes (a) ☐ No (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions) Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.		TYPE OF REPORTING PERSON (See Instructions) PN

Page 2 of 15 Pages

SCHEDULE 13G

CUSIP No. 74965F104
1.		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Special Opportunities GP LLC
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP Yes (a) ☐ No (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions) Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.		TYPE OF REPORTING PERSON (See Instructions) OO

Page 3 of 15 Pages

SCHEDULE 13G

CUSIP No. 74965F104
1.		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Principal Investment Holdings IV LLC
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP Yes (a) ☐ No (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions) Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.		TYPE OF REPORTING PERSON (See Instructions) OO

Page 4 of 15 Pages

SCHEDULE 13G

CUSIP No. 74965F104
1.		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Special Opportunities Advisors LLC
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP Yes (a) ☐ No (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions) Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.		TYPE OF REPORTING PERSON (See Instructions) OO

Page 5 of 15 Pages

SCHEDULE 13G

CUSIP No. 74965F104
1.		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FIG LLC
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP Yes (a) ☐ No (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions) Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.		TYPE OF REPORTING PERSON (See Instructions) OO

Page 6 of 15 Pages

SCHEDULE 13G

CUSIP No. 74965F104
1.		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Operating Entity I LP
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP Yes (a) ☐ No (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions) Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.		TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 15 Pages

SCHEDULE 13G

CUSIP No. 74965F104
1.		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FIG Corp.
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP Yes (a) ☐ No (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions) Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.		TYPE OF REPORTING PERSON (See Instructions) CO

Page 8 of 15 Pages

SCHEDULE 13G

CUSIP No. 74965F104
1.		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Investment Group LLC
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP Yes (a) ☐ No (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions) Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.		TYPE OF REPORTING PERSON (See Instructions) OO

Page 9 of 15 Pages

Item 1.
(a) Name of Issuer: The name of the issuer is RLJ Entertainment, Inc. (the "Issuer").
(b) Address of Issuer's Principal Executive Offices: The Issuer's principal executive offices are located at 3 Bethesda Metro Center, Suite 1000, Bethesda, Maryland 20814.
Item 2.

(a) Name of Persons Filing:

(i) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, directly owned warrants to acquire shares of common stock of the Issuer, which expired on October 3, 2017;

(ii) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP;

(iii) Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the managing member of Drawbridge Special Opportunities GP LLC;

(iv) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment manager of Drawbridge Special Opportunities Fund LP;

(v) FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of Drawbridge Special Opportunities Advisors LLC;

(vi) Fortress Operating Entity I LP, a Delaware limited partnership, is the holder of all of the issued and outstanding interests of FIG LLC and Fortress Principal Investment Holdings IV LLC;

(vii) FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and

(viii) Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding shares of FIG Corp.

The foregoing persons are collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b) Address of Principal Business Office or, if None, Residence:

The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Chief Compliance Officer.

(c) Citizenship:

Each of Drawbridge Special Opportunities GP LLC, Fortress Principal Investment Holdings IV LLC, Drawbridge Special Opportunities Advisors LLC, FIG LLC, and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund LP, and Fortress Operating Entity I LP is limited partnership organized under the laws of the State of Delaware. FIG Corp. is a corporation organized under the laws of the State of Delaware.

Page 10 of 15 Pages

(d) Title of Class of Securities: Common Stock, par value $0.001 per share.
(e) CUSIP Number: 74965F104
Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

	(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

	(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J).

	(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

Item 4.	Ownership:

	(i)	Drawbridge Special Opportunities Fund LP
		(a)	Amount beneficially owned: -0-
		(b)	Percent of class: 0%
		(c)(i)	Sole power to vote or direct the vote: -0-
		(c)(ii)	Shared power to vote or direct the vote: -0-
		(c)(iii)	Sole power to dispose or direct the disposition: -0-
		(c)(iv)	Shared power to dispose or direct the disposition: -0-

	(ii)	Drawbridge Special Opportunities GP LLC
		(a)	Amount beneficially owned: -0-
		(b)	Percent of class: 0%
		(c)(i)	Sole power to vote or direct the vote: -0-
		(c)(ii)	Shared power to vote or direct the vote: -0-
		(c)(iii)	Sole power to dispose or direct the disposition: -0-
		(c)(iv)	Shared power to dispose or direct the disposition: -0-

Page 11 of 15 Pages

	(iii)	Fortress Principal Investment Holdings IV LLC
		(a)	Amount beneficially owned: -0-
		(b)	Percent of class: 0%
		(c)(i)	Sole power to vote or direct the vote: -0-
		(c)(ii)	Shared power to vote or direct the vote: -0-
		(c)(iii)	Sole power to dispose or direct the disposition: -0-
		(c)(iv)	Shared power to dispose or direct the disposition: -0-

	(iv)	Drawbridge Special Opportunities Advisors LLC
		(a)	Amount beneficially owned: -0-
		(b)	Percent of class: 0%
		(c)(i)	Sole power to vote or direct the vote: -0-
		(c)(ii)	Shared power to vote or direct the vote: -0-
		(c)(iii)	Sole power to dispose or direct the disposition: -0-
		(c)(iv)	Shared power to dispose or direct the disposition: -0-

	(v)	FIG LLC
		(a)	Amount beneficially owned: -0-
		(b)	Percent of class: 0%
		(c)(i)	Sole power to vote or direct the vote: -0-
		(c)(ii)	Shared power to vote or direct the vote: -0-
		(c)(iii)	Sole power to dispose or direct the disposition: -0-
		(c)(iv)	Shared power to dispose or direct the disposition: -0-

	(vi)	Fortress Operating Entity I LP
		(a)	Amount beneficially owned: -0-
		(b)	Percent of class: 0%
		(c)(i)	Sole power to vote or direct the vote: -0-
		(c)(ii)	Shared power to vote or direct the vote: -0-
		(c)(iii)	Sole power to dispose or direct the disposition: -0-
		(c)(iv)	Shared power to dispose or direct the disposition: -0-

	(vii)	FIG Corp.
		(a)	Amount beneficially owned: -0-
		(b)	Percent of class: 0%
		(c)(i)	Sole power to vote or direct the vote: -0-
		(c)(ii)	Shared power to vote or direct the vote: -0-
		(c)(iii)	Sole power to dispose or direct the disposition: -0-
		(c)(iv)	Shared power to dispose or direct the disposition: -0-

	(viii)	Fortress Investment Group LLC
		(a)	Amount beneficially owned: -0-
		(b)	Percent of class: 0%
		(c)(i)	Sole power to vote or direct the vote: -0-
		(c)(ii)	Shared power to vote or direct the vote: -0-
		(c)(iii)	Sole power to dispose or direct the disposition: -0-
		(c)(iv)	Shared power to dispose or direct the disposition: -0-

Item 5.
Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person: Not Applicable

Page 12 of 15 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person: Not Applicable

Item 8.	Identification and Classification of Members of the Group: Not Applicable
Item 9.	Notice of Dissolution of Group: Not Applicable

Item 10.
Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 13 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2018

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By: Drawbridge Special Opportunities GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	General Counsel

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 14 of 15 Pages

FIG LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

FORTRESS OPERATING ENTITY I LP

By: FIG Corp., its general partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

FIG CORP.

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

Page 15 of 15 Pages